Exhibit 99.1
Mannatech Announces Promotion of Peter Griscom to Chief Operating Officer
FLOWER MOUND, Texas – June 26, 2025 - Mannatech, Incorporated (NASDAQ: MTEX) announces the promotion of Peter Griscom to Chief Operating Officer of Mannatech Incorporated (the "Company") effective July 1, 2025.

Peter Griscom brings more than 10 years of experience in the direct selling channel and has extensive experience in working in the consumer goods space, including launching, leading, and restructuring companies while creating efficiencies in manufacturing, sales, and marketing. Prior to his promotion, Mr. Griscom served as the Company’s senior vice president of global operations since August 21, 2024 and prior to that served as the senior vice president of product, innovation, & supply chain from July 3, 2023 through August 20, 2024. He holds a B.S. from the University of Auburn and an M.S. from the University of Utah.

Commenting on Mr. Griscom’s promotion, Landen Fredrick, the Company’s President and CEO stated, “Peter’s drive and determination to create operational efficiencies and streamline processes are instrumental in reducing costs and moving the Company forward. Elevating Peter to this new role will have a positive impact on the Company’s future.”

About Mannatech:
Mannatech is a leading global health and wellness company committed to empowering everyone to live their best life through cutting-edge, science-backed nutritional products, patented technology, and a rewarding business opportunity. With operations in more than 25 markets†, Mannatech helps people to live healthier, more fulfilling lives while making a positive social impact in the world. Individuals interested in Mannatech's products or in exploring its business opportunity can learn more at Mannatech.com.

†Mannatech operates in China under a cross-border e-commerce platform that is separate from its network marketing model.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals, or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, the impact of COVID-19 on Mannatech's business, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:
Erin K. Barta
General Counsel and Corporate Secretary
972.471.6512 or ir@mannatech.com

www.mannatech.com